Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated October 28, 2020, with respect to the consolidated financial statements of OncoSec Medical Incorporated as of July 31, 2020 and 2019 and for each of the two years in the period ended July 31, 2020 (which report includes an explanatory paragraph relating to the existence of substantial doubt about the Company’s ability to continue as a going concern), included in the Annual Report on Form 10-K for the year ended July 31, 2020.

/s/ Mayer Hoffman McCann P.C.

San Diego, California

June 11, 2021